                                                                    EXHIBIT 12.1



                      EMERSON ELECTRIC CO. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                                                                                       NINE MONTHS
                                                                                                                          ENDED
                                                                YEAR ENDED SEPTEMBER 30,                                 JUNE 30,
                                        ------------------------------------------------------------------------      ------------

                                           1994            1995            1996           1997           1998             1999
                                        ------------    ------------    -----------    -----------    ----------      ------------

Earnings:
  Income before income taxes (a)      $     1,423.4 (b)     1,457.2 (b)    1,611.3        1,821.7        2,002.3           1,544.6
  Fixed charges                               141.8           168.4          182.2          176.5          218.2             188.3
                                        -----------     -----------     ----------     ----------     ----------      ------------

     Earnings, as defined             $     1,565.2         1,625.6        1,793.5        1,998.2        2,220.5           1,732.9
                                        ===========     ===========     ==========     ==========     ==========      ============


Fixed Charges:
  Interest expense                    $       101.9           123.0          132.3          124.2          161.4             145.7
  One-third of all rents                       39.9            45.4           49.9           52.3           56.8              42.6
                                        -----------     -----------     ----------     ----------     ----------      ------------

     Total fixed charges              $       141.8           168.4          182.2          176.5          218.2             188.3
                                        ===========     ===========     ==========     ==========     ==========      ============


Ratio of Earnings to Fixed Charges             11.0 x           9.7 x          9.8 x         11.3 x         10.2 x             9.2 x
                                        ===========     ===========     ==========     ==========     ==========      ============



(a) Represents income before income taxes, cumulative effects of changes in accounting principles, and minority interests in the income of consolidated subsidiaries with fixed charges.

(b) Includes non-recurring items of $192.0 million and $34.3 million in 1994 and 1995, respectively. Excluding these items, the ratio of earnings to fixed charges would have been 9.7x and 9.4x in 1994 and 1995, respectively.